Exhibit 99.1

Contact:	Jenny Robertson
FedEx Media Relations 901.434.4829
jenny.robertson@fedex.com

Raj Subramaniam Joins FedEx Corporation Board of Directors

MEMPHIS, Tenn., Jan. 27, 2020 — FedEx Corp. (NYSE:FDX) announced today that Raj Subramaniam, the Company’s president and chief operating officer, has been elected to the Board of Directors. With his election, the Board now has 13 members, including 11 independent directors.

Mr. Subramaniam oversees the strategic direction and execution of business priorities for the FedEx portfolio of operating companies, which includes more than 490,000 team members at FedEx Express, FedEx Ground, FedEx Freight, FedEx Services, FedEx Logistics and FedEx Office. He is also a member of the Company’s five-person Executive Committee and serves as co-president and co-CEO of FedEx Services, which provides support functions for major FedEx business units.

“Raj has played a pivotal role in the growth and success of FedEx during his 29 years with the company,” said Frederick W. Smith, chairman and CEO of FedEx Corporation. “His international experience and keen insights will serve the Company well in his role as a member of the Board.”

Prior to assuming his role as president and chief operating officer of FedEx Corp., Mr. Subramaniam was president and chief executive officer of FedEx Express, the world’s largest express transportation company. He also served as executive vice president and chief marketing and communications officer for FedEx Corp., overseeing all aspects of the company’s global marketing and communications, including advertising, brand and reputation, product and business development, e-commerce, retail marketing, and digital access. His portfolio also included oversight of global customer experience, revenue management, corporate strategy, and innovation.

Mr. Subramaniam joined FedEx in 1991. During his tenure at FedEx, he served in Hong Kong where he led marketing activities for the Asia-Pacific region. In 2003, he was promoted to president of FedEx Express in Canada before moving back to the U.S. as senior vice president of marketing and communications for FedEx Services in 2006.

Born in Trivandrum, India, Mr. Subramaniam received an undergraduate degree in chemical engineering from the Indian Institute of Technology. He earned two post-graduate degrees: a Master of Science in Chemical Engineering from Syracuse University and an MBA from the University of Texas at Austin. Mr. Subramaniam serves on the Board of Directors for First Horizon National Corporation, U.S.-India Strategic Partnership Forum, and the U.S.-China Business Council.

About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $69 billion, the company offers integrated business solutions through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 490,000 team members to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.

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